Exhibit 99.3
REALNETWORKS SETTLES REALDVD DISPUTE WITH HOLLYWOOD
     SEATTLE — March 3, 2010 —RealNetworks, Inc. (Nasdaq: RNWK) announced today that it has settled lawsuits with the six major Hollywood movie studios, Viacom Inc., and the DVD Copy Control Association related to Real’s RealDVD product.
     As part of the settlement, RealNetworks will withdraw its pending appeal of the District Court’s preliminary injunction. The parties have agreed to the terms of a permanent injunction that will prohibit RealNetworks from distributing or supporting RealDVD or any other technology that enables the duplication of copyrighted content protected by the Content Scramble System, ARccOS, or RipGuard. The parties agreed that the injunction resolves all open issues in the case. Real agreed to pay the studios $4.5 million for their costs and fees in connection with the litigation.
     Real will turn off the metadata service that provides DVD cover art and movie information, for the approximately 2,700 existing RealDVD customers, and the company is in the process of refunding the purchase price of the product to these customers.
     “We are pleased to put this litigation behind us,” said Bob Kimball, president and acting CEO for Real. “This is another step toward fulfilling our commitment to simplify our company and focus on our core businesses. Until this dispute, Real had always enjoyed a productive working relationship with Hollywood. With this litigation resolved, I hope that in the future we can find mutually beneficial ways to use Real technology to bring Hollywood’s great work to consumers.”

     Real’s payment obligation under the settlement agreement will be reflected in its consolidated financial results for the quarter and year ended December 31, 2009, which the Company included in a Form 8-K to be furnished tomorrow to the Securities and Exchange Commission.
For More Information:
Press:
Bill Hankes, RealNetworks
206-892-6614
bhankes@real.com
Investors
Marj Charlier, RealNetworks
206-892-6718
mcharlier@real.com
ABOUT REALNETWORKS
RealNetworks, Inc. delivers digital entertainment services to consumers via PC, portable music player, home entertainment system or mobile phone. Real created the streaming media category in 1995 and has continued to lead the market with pioneering products and services, including: RealPlayer, the first mainstream media player to enable one-click downloading and recording of Internet video; the award-winning Rhapsody® digital music service, which delivers more than 1 billion songs per year; RealArcade®, one of the largest casual games destinations on the Web; and a variety of mobile entertainment services, such as ringback tones, offered to consumers through leading wireless carriers around the world. RealNetworks’ corporate information is located at www.realnetworks.com/company.
RealNetworks, RealPlayer, Rhapsody and RealArcade are trademarks or registered trademarks of RealNetworks, Inc.